EXHIBIT 10.4

REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of October 17, 2003

MedAmicus, Inc., a Minnesota corporation (the “Borrower”), located at 15301 Highway 55 West, Plymouth, MN 55447 and M&I Marshall & Ilsley Bank, a Wisconsin state banking corporation (the “Bank”), located at 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.                Definitions.  As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to singular and plural forms of the terms defined):

(a)                                  “Affiliate” means any of the following Persons:

(i)                                     any director, officer or employee of the Borrower;

(ii)                                  any person who, individually or with his immediate family, beneficially owns or holds 5% or more of voting equity interest in the Borrower; or

(iii)                               any Subsidiary and any company in which any Person described above owns a 5% or greater equity interest.

(b)                                 “BIOMEC Purchase” means the purchase by Medacquisition, Inc. (“Medacquisition”), a wholly-owned subsidiary of the Borrower, of certain assets of BIOMEC Cardiovascular Inc. and BIOMEC, INC. pursuant to an Asset Purchase Agreement dated as of July 21, 2003, as amended.

(c)                                  “Borrowing Base” means an amount equal to the sum of the following:

(i)                                     80% of the Value of Eligible Accounts Receivable; and

(ii)                                  50% of the Value of Eligible Inventory.

(d)                                 “Borrowing Base Certificate” means a certificate signed by the controller of the Borrower that shows as of the date of determination the Value of Eligible Accounts Receivable and the Value of Eligible Inventory and is delivered to the Bank pursuant to Section 5.1(a).

(e)                                  “Business Day” means any day other than a Saturday, Sunday or a public holiday or the equivalent under the laws of the State of Minnesota or the United States of America.

(f)                                    “Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above, and (iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

(g)                                 “EBITDA” means in any period the sum of the Borrower’s and Medacquisition’s consolidated net income during that period plus interest, depreciation, amortization and income tax expense during that period.

(h)                                 “Event of Default” means one of the events specified in Section 6.1.

(i)                                     “Excess Cash Flow” means, for any quarter, EBITDA during that quarter less (i) the total amount of principal and interest paid on Debt for borrowed money and capitalized leases during that quarter, less (ii) $500,000, less (iii) capital expenditures during that period to the extent such expenditures are not financed with a purchase money loan or lease, less (iv) any contingent earn-out payments made in 2004 or 2005 in connection with the BIOMEC Purchase; less (v) expenditures for the acquisition or licensing of intellectual property to the extent such expenditures are not financed with a purchase money loan, lease or license.

(j)                                     “Fixed Charge Coverage Ratio” for any time period means a ratio the numerator of which is (i) EBITDA, less (ii) capital expenditures during that period to the extent such expenditures are not financed with a purchase money loan or lease, less (iii) dividends paid during that period, less (iv) expenditures for the acquisition or licensing of intellectual property to the extent such expenditures are not financed with a purchase money loan, lease or license, and the denominator of which is the sum of interest expense during that period plus that portion of the principal of the Borrower’s and Medacquisition’s Debt for borrowed money and capitalized leases coming due during that period.  (Contingent earn-out payments made in 2004 or 2005 in connection with the BIOMEC Purchase shall not be deducted from EBITDA in calculating the numerator of this ratio.)

(k)                                  “Inventory” means the Borrower’s and Medacquisition’s raw materials, work in process and finished goods held for sale in the ordinary course of business but not including that portion of Medacquisition’s work in process attributable to accrued labor.

(l)                                     “LIBOR” means the annual rate equal to the rate at which one-month U.S. dollar deposits are offered on the first day of each calendar month on or about 9:00 a.m., Milwaukee, Wisconsin time (rounded upwards, if necessary, to the nearest 1/16 of 1%) as determined by the British Bankers Association (BBA LIBOR) and reported by a major news service selected by the Bank (such as Reuters, Bloomberg or Moneyline Telerate).  If BBA LIBOR for the one month period is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the LIBOR shall be established as of the preceding day on which a BBA LIBOR rate is provided for a one month period and reported by the selected news service.

(m)                               “Loan Documents” means this Agreement, the Notes, the Security Agreements, and all other documents to be executed in connection with this Agreement.

(n)                                 “Loan Party” means any Person obligated under any Loan Document.

(o)                                 “Notes” means both the Revolving Note described in Section 2.2 and the Term Note described in Section 2.3.

(p)                                 “Permitted Liens” means liens described in Section 5.2(a).

(q)                                 “Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization or governmental agency or political subdivision thereof.

(r)                                    “Senior Funded Debt Ratio” means for any time period means a ratio the numerator of which is the Borrower’s and Medacquisition’s Debt for borrowed money and capitalized leases at the end of that period and the denominator of which is EBITDA during that period.

(s)                                  “Subsidiary” means any entity of which more than 50% of the outstanding equity interests having ordinary voting power to elect a majority of the Board of

Directors, Board of Governors or comparable governing body of such entity (irrespective of whether or not at the time equity interests of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

(t)                                    “Tangible Net Worth” means the aggregate of the consolidated capital stock, paid in surplus and retained earnings of the Borrower and Medacquisition (excluding stock of the Borrower held by the Borrower or Medacquisition), determined and computed in accordance with generally accepted accounting principles consistently applied from year to year, less the book value of all assets of the Borrower and Medacquisition that would be treated as intangibles under generally accepted accounting principles including without limitation, such items as goodwill, trademarks, tradenames, service marks, copyrights, patents, licenses, internet domain names, uniform resource locators, and website contracts and registration rights and less the book value of all obligations owed to the Borrower or Medacquisition by any of its Affiliates.

(u)                                 “Value of Eligible Accounts Receivable” means the aggregate net unpaid amount then due and owing under all domestic accounts receivable of the Borrower and Medacquisition that: (i) arise from the sale of finished goods constituting part of Inventory in the ordinary course of business of the Borrower or Medacquisition; (ii) are equal to or less than 90 days old; (iii) are not owed by an Affiliate of the Borrower or Medacquisition; (iv) are subject to a perfected security interest in favor of only the Bank as required by this Agreement; (v) are not subject to dispute by the account debtor; (vi) are not owed by an account debtor as to which any bankruptcy, receivership or similar insolvency proceeding is pending; and (vii) are not owed by the United States government or an agency of the United States government; provided, however, that no obligations of any account debtor to the Borrower or Medacquisition shall be included in this computation if more than 10% of such account debtor’s total obligations to the Borrower and Medacquisition are more than 90 days old.  (Up to $500,000.00 of accounts receivable owed by Medtronic, Inc. that are not more than 90 days old may be included in the Value of Eligible Accounts Receivable notwithstanding the application of the 10% cross-aging rule stated above.  In the event that any other well-established and creditworthy customer of the Borrower or MedAcquisition becomes subject to the 10% cross-aging rule stated above, the Bank will negotiate in good faith for an adjustment to the cross-aging rule comparable to the adjustment stated above for Medtronic, Inc.)

(v)                                 “Value of Eligible Inventory” means an amount equal to the lesser of cost or fair market value of the Borrower’s and Medacquisition’s Inventory that is subject to a perfected security interest in favor of only the Bank as required by this Agreement as determined and computed in accordance with generally accepted accounting principles.

Section 1.2.                Accounting and Other Terms.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles consistently applied as such principles may change from time to time.  Other terms defined herein shall have the meanings ascribed to them herein.

ARTICLE II.

THE LOANS

Section 2.1.                Commitment for Revolving Loan.  The Bank agrees, in accordance with the terms of this Agreement, to make advances (the “Advances”) to the Borrower from time to time from the date hereof to and including April 30, 2004 (the “Termination Date”) or the earlier termination of the Commitment under the terms of this Agreement, in an aggregate amount not to exceed $3,000,000.00 (the “Commitment”); provided, however, that the aggregate amount of Advances outstanding shall not at any time exceed the lesser of (i) the Commitment or (ii) the Borrowing Base.  Each Advance shall be in an amount of not less than $10,000.00.  Within the limits of the Commitment the Borrower may borrow, prepay pursuant to Section 2.6 and reborrow under this Section 2.1.

Section 2.2.                The Revolving Note.  The Advances made by the Bank shall be evidenced by a promissory note (the “Revolving Note”) that is in substantially the form of Exhibit A attached hereto and is delivered to the Bank pursuant to Article III.

Section 2.3.                Commitment For Term Loan.  The Bank hereby agrees to lend to the Borrower on or about the date hereof the amount of $5,000,000.00 (the “Term Loan”).  The Term Loan shall be evidenced by a promissory note (the “Term Note”) that is in substantially the form of Exhibit B attached hereto and is delivered to the Bank pursuant to Article III.

Section 2.4.                Making of Advances.  The Borrower may request Advances under this Agreement by giving notice to the Bank, specifying the date of the requested Advance and the amount thereof.  Any request for an Advance shall be deemed to be a representation that the Borrower’s representations and warranties contained in Section 4.1 are true and correct as of the date of the Advance as though made on and as of such date and that no event has occurred and is continuing, or will result from such Advance, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.  The Bank may disburse each requested Advance and the Term Loan by crediting immediately available funds in the amount of the Advance and the Term Loan to the Borrower’s demand deposit account maintained with the Bank.

Section 2.5.                Interest and Payments.  The Borrower shall repay, and shall pay interest on, the aggregate unpaid principal amount of the Advances and the Term Loan in accordance with the Notes, except that during the continuance of an Event of Default the Borrower shall pay interest on each Note at an annual rate equal to 2.0% in excess of the rate of interest otherwise provided under that Note.  All payments of principal, interest and fees under this Agreement shall be made when due to the Bank in immediately available funds.  All computations of interest shall be made by the Bank on the basis of the actual number of days elapsed in a year of 360 days.  Whenever any such payment shall be due on a non-Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest.  The Bank is expressly authorized to charge any principal, interest or fee payment, when due, to the Borrower’s demand deposit account maintained at the Bank, or, if that account shall not contain sufficient funds, to any other account maintained by the Borrower at the Bank.

Section 2.6.                Voluntary Prepayment.  The Borrower may prepay the Notes in whole or in part without premium or penalty.

Section 2.7.                Mandatory Prepayment – Revolving Note.  In the event that the aggregate outstanding principal amount of the Revolving Note shall exceed the Borrowing Base as shown on the Borrowing Base Certificate most recently delivered to the Bank pursuant to Section 5.1(a), the Borrower shall pay to the Bank the amount of such excess together with the amount of accrued interest to the date of such prepayment on the amount prepaid.

Section 2.8.                Mandatory Prepayment – Term Note.  By December 31, 2004, the Borrower shall make a principal payment on the Term Note of not less than $150,000.00 in addition to the principal payments otherwise required by that date under the Term Note.  Commencing on April 30, 2005 and on the 30th day after the end of each fiscal quarter thereafter, the Borrower shall make a principal payment on the Term Note equal to the lesser of (i) 40% of Excess Cash Flow for the preceding quarter and (ii) the then remaining principal balance of the Term Note.  Any mandatory prepayment of the Term Note otherwise required under this Section shall be reduced or eliminated to the extent that the Borrower would be required to fund that prepayment with an Advance.

Section 2.9.                Use of Proceeds.  The proceeds of the Advances from the Bank shall be used for working capital purposes.  The proceeds of the Term Loan shall be used solely to fund a portion of the cost of completing the BIOMEC Purchase.

Section 2.10.          Commitment Fee.  The Borrower agrees to pay to the Bank a commitment fee (the “Commitment Fee”) of $10,000.00 on the date hereof and of 0.002 times the then outstanding principal balance of the Term Note on October 31, 2004 and each October 31 thereafter while the Term Note is outstanding.

Section 2.11.          Termination of Agreement.  If the BIOMEC Purchase has not been completed by November 30, 2003, this Agreement shall terminate and the Bank shall have no obligation to fund any Advance or the Term Loan.

ARTICLE III.

CONDITIONS OF LENDING

Section 3.1.                Conditions Precedent to Initial Advance and Term Loan.  The Bank shall have no obligation to make the initial Advance or the Term Loan hereunder unless the Bank shall have received on or before the date of such Advance and Term Loan the following documents:

(a)                                  The Notes, properly executed and delivered on behalf of the Borrower.

(b)                                 A security agreement (the “Borrower Security Agreement”), in a form acceptable to the Bank properly executed and delivered on behalf of the Borrower, granting to the Bank a security interest in all of the Borrower’s inventory, accounts, equipment, general intangibles and other property described therein as security for the performance of the Borrower’s obligations under this Agreement and the Notes, together with any UCC-1 Financing Statement or other document deemed necessary or desirable by the Bank to perfect the security interest granted by the Borrower Security Agreement.

(c)                                  A security agreement (the “Medacquisition Security Agreement” and, together with the Borrower Security Agreement, the “Security Agreements”), in a form acceptable to the Bank properly executed and delivered on behalf of Medacquisition, granting to the Bank a security interest in all of Medacquisition ‘s inventory, accounts, equipment, general intangibles and other property described therein as security for the performance of the Borrower’s obligations under this Agreement and the Notes, together with any UCC-1 Financing Statement or other document deemed necessary or desirable by the Bank to perfect the security interest granted by the Medacquisition Security Agreement.

(d)                                 A certified copy of the resolutions of the Board of Directors of the Borrower and Medacquisition, approving the execution and delivery of the Loan Documents to which each is a party and approving all other matters contemplated by this Agreement.

(e)                                  A certificate by the Secretary or any Assistant Secretary of the Borrower and Medacquisition certifying the names of the officer or officers of the Borrower and Medacquisition authorized to sign the Loan Documents to which each is a party, together with a sample of the true signature of such officer.

Section 3.2.                Conditions Precedent to Each Advance and the Term Loan.  The obligation of the Bank to make each Advance (including the initial Advance) and the Term Loan shall be subject to the further conditions precedent, that on the date of such Advance and Term Loan:

(a)                                  The representations and warranties contained in Section 4.1 of this Agreement are correct on and as of the date of such Advance and Term Loan as though made on such date; and

(b)                                 No event has occurred and is continuing, or will result from such Advance or Term Loan, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1.                Representations and Warranties of the Borrower.  To induce the Bank to make Advances and the Term Loan, the Borrower represents and warrants as follows:

(a)                                  Existence of Borrower and Medacquisition.  Each of the Borrower and Medacquisition is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota.  The Borrower has not, in the past five years, operated under any name, including any trade name or assumed name, other than the name indicated at the beginning of this Agreement.

(b)                                 Authority to Execute.  The execution, delivery and performance by the Borrower and Medacquisition of the Loan Documents to which each is a party are within its corporate powers, have been duly authorized by all necessary corporate action, do not and will not conflict with any provision of law or of the charter or bylaws of the Borrower or Medacquisition or of any agreement or contractual restriction binding upon or affecting the Borrower or Medacquisition or any of its property, and need no further shareholder or creditor consent.

(c)                                  Binding Obligation.  This Agreement is, and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Loan Parties enforceable against such Persons in accordance with their respective terms.

(d)                                 Governmental Approval.  No consent of, or filing with, any governmental authority is required on the part of any Loan Party in connection with the execution, delivery or performance of any Loan Documents.

(e)                                  Financial Statements.  The audited financial statements of the Borrower as of December 31, 2002 and the unaudited financial statements as of June 30, 2003, copies of which have been furnished to the Bank, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of the Borrower as of such dates, and the results of the operations of the Borrower for the financial periods then ended, and since such dates, there has been no materially adverse change in such financial condition.

(f)                                    Litigation.  No litigation or governmental proceeding is pending or threatened against the Borrower or Medacquisition that may have a materially adverse effect on the financial condition or operations of the Borrower or Medacquisition.

(g)                                 Title to Assets.  Each of the Borrower and Medacquisition has good and marketable title to all assets used in connection with its trades or businesses, and none of such assets is subject to any mortgage, pledge, lien, security interest or encumbrance of any kind, except for current taxes not delinquent, and except as has been disclosed in writing to the Bank contemporaneously with this Agreement.

(h)                                 Taxes.  Each of the Borrower and Medacquisition has filed all federal and state income tax returns that are required to be filed, and has paid all taxes shown on such returns to be due and all other tax assessments received by it to the extent that such assessments have become due.

(i)                                     ERISA.  No plan (as that term is defined in the Employee Retirement Income Security Act of 1974 (“ERISA”)) of the Borrower or Medacquisition (a “Plan”) that is subject to Part 3 of Subtitle B of Title 1 of ERISA had an accumulated funding deficiency (as such term is defined in ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such date if such year were the first year of such Plan, and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by the Borrower or Medacquisition to be, incurred with respect to any such Plan.  No

Reportable Event (as defined in ERISA) has occurred and is continuing in respect to any such Plan.

(j)                                     Defaults.  Neither the Borrower nor Medacquisition is in default in the payment of principal or interest on any indebtedness for borrowed money and is not in default under any instrument or agreement under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing that, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or an Event of Default hereunder.

(k)                                  Subsidiaries.  The Borrower has no Subsidiaries other than Medacquisition.

(l)                                     Burdensome Contracts.  Neither the Borrower nor Medacquisition is subject to any contracts or agreements outside the ordinary course of business the terms of which, if enforced, would materially adversely affect the financial condition or operations of the Borrower or Medacquisition.

(m)                               Patents, Trademarks, Etc.  Each of the Borrower and Medacquisition has good and marketable title or valid licenses to all patents, trademarks, processes and copyrights that are necessary for the operation of the Borrower’s and Medacquisition’s businesses.

(n)                                 Use of Proceeds For Securities Transactions.  No proceeds of any Advance or the Term Loan will be used to acquire any security in any transaction that is subject to Section 12 of the Securities Exchange Act of 1934.

(o)                                 Regulation U.  Neither the Borrower not Medacquisition is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(p)                                 BIOMEC Purchase.  The BIOMEC Purchase has been completed, or will be completed contemporaneously with the first funding of an Advance or the Term Loan, substantially in accordance with terms of the Asset Purchase Agreement dated as of July 21, 2003, a copy of which the Borrower has provided to the Bank.  The Borrower has provided a copy of each amendment to such Asset Purchase Agreement to the Bank.

ARTICLE V.

COVENANTS OF THE BORROWER

Section 5.1.                Affirmative Covenants.  So long as any Note shall remain unpaid or the Bank shall have a Commitment hereunder, the Borrower will, unless the Bank shall give its prior written consent:

(a)                                  Financial Reporting.  Furnish to the Bank: (i) as soon as available and in any event within 30 days after the end of each month of each fiscal year (45 days in the case of the last month of each fiscal year) of the Borrower and Medacquisition, balance sheets of the Borrower and Medacquisition as of the end of such month and statements of income and retained earnings of the Borrower and Medacquisition for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the controllers of the Borrower and Medacquisition; (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower and Medacquisition, (A) a copy of the annual report for such year for the Borrower and Medacquisition, containing financial statements for such year certified in a manner acceptable to the Bank by McGladrey & Pullen, LLP or other independent public accountants acceptable to the Bank and (B) a budget and projections prepared by the Borrower and Medacquisition in a form acceptable to the Bank for the fiscal year that has just begun; (iii) promptly upon the sending or filing thereof copies of all public reports filed by the Borrower or Medacquisition with the Securities and Exchange Commission or to any national securities exchange; (iv) promptly upon the filing or receiving thereof, copies of all reports that the Borrower or Medacquisition files under ERISA or that the Borrower or Medacquisition receives from the Pension Benefit Guaranty Corporation if such report shows any material violation or potential violation by the Borrower of its obligations under ERISA; (v) such other information concerning the conditions or operations, financial or otherwise, of the Borrower and Medacquisition as the Bank from time to time may reasonably request; (vi) within 30 days after the end of each month, a Borrowing Base Certificate, together with an accounts receivable and accounts payable aging, for the month most recently ended.

(b)                                 Visitation Rights.  At any reasonable time and from time to time, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and Medacquisition, and to discuss the affairs, finances and accounts of the Borrower and Medacquisition with any of its respective officers or directors.  The

Borrower will reimburse the Bank for its reasonable costs and expenses of conducting such periodic examinations.

(c)                                  Notification of Default, Etc.  Notify the Bank as promptly as practicable (but in any event not later than 5 Business Days) after the Borrower or Medacquisition obtains knowledge of: (i) the occurrence of any event which constitutes an Event of Default or which would constitute an Event of Default with the passage of time or the giving of notice or both; or (ii) the commencement of any litigation or governmental proceedings of any type that could materially adversely affect the financial condition or business operations of the Borrower or Medacquisition.

(d)                                 Compliance Certificate.  At the time any financial statement is required to be provided to Bank under this Agreement, the Borrower will provide to Bank a certificate of the controller of the Borrower substantially in the form of Exhibit C attached hereto (appropriately completed).  If that certificate shows that an Event of Default or any event that would constitute an Event of Default with the passage of time or the giving of notice or both, has occurred, the certificate shall state in reasonable detail the circumstances surrounding such event and action proposed by the Borrower to cure such event.

(e)                                  Keeping of Financial Records and Books of Account.  Maintain proper financial records in accordance with generally accepted accounting principles consistently applied that fully and correctly reflect all financial transactions and all assets and liabilities of the Borrower and Medacquisition.

(f)                                    Tangible Net Worth.  Maintain Tangible Net Worth of not less than $6,000,000.00 at December 31, 2003 and of not less than $10,000,000.00 at December 31, 2004.

(g)                                 Senior Funded Debt Ratio.  Maintain as of the end of each fiscal quarter a Senior Funded Debt Ratio of not more than the following:

Time Period	Maximum Ratio

2004

1.25 to 1

2005

1.15 to 1

2003

1.50 to 1

2006 and thereafter

1.0 to 1

(h)                                 Fixed Charge Coverage Ratio.  Maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of not less than 1.20 to 1.

(i)                                     Maintenance of Insurance.  Maintain such insurance with reputable insurance carriers as is normally carried by companies engaged in similar businesses and owning similar property, and name the Bank as loss payee on all policies insuring personal property in which the Bank has a security interest and provide the Bank with certificates of insurance evidencing its status as a loss payee.  The loss payee endorsement shall provide for payment to the Bank notwithstanding any acts or omissions of the Borrower or Medacquisition and shall require notice to the Bank 30 days prior to the expiration or cancellation of the insurance.

(j)                                     Maintenance of Properties, Etc.  Maintain and preserve, and cause Medacquisition to maintain and preserve, all of its properties that are necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted.

(k)                                  Payment of Taxes.  Pay, and cause Medacquisition to pay, all taxes, assessments and governmental charges of any kind payable by it as such taxes, assessments and charges become due and before any penalty shall be imposed, except as the Borrower or Medacquisition shall contest in good faith and by appropriate proceedings providing such reserves as are required by generally accepted accounting principles.

(l)                                     Compliance with ERISA.  Cause each Plan to comply and be administered in accordance with those provisions of ERISA that are applicable to such Plan.

(m)                               Maintenance of Accounts.  Maintain, and cause Medacquisition to maintain, its corporate bank accounts at the Bank except for such incidental accounts that reasonable business judgment requires to be maintained elsewhere, and either (i) keep collected demand deposit balances in such accounts in the amount necessary to compensate the Bank for applicable activity charges in such accounts, as calculated by the Bank and applied to such balances in a manner consistent with all similar accounts or (ii) pay such activity charges on a monthly basis.

(n)                                 Preservation of Corporate Existence, Etc.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and cause Medacquisition to do so.

Section 5.2.                Negative Covenants.  So long as any Note shall remain unpaid or the Bank shall have a Commitment hereunder, and unless the Bank shall give its prior written consent, the Borrower will not, and will not permit Medacquisition to:

(a)                                  Liens.  Create or suffer to exist any mortgage, pledge, lien, security interest or other encumbrance with respect to any assets now owned or hereafter acquired by the Borrower or Medacquisition except those encumbrances made in favor of the Bank and present and future purchase money security interests on, or leases of, equipment (“Permitted Liens”).

(b)                                 Debt.  Create or suffer to exist any Debt except the Debt under this Agreement or the Notes, Debt consisting of contingent earn-out payments that may be due in 2004 or 2005 in connection with the BIOMEC Purchase and Debt secured by Permitted Liens.

(c)                                  Guaranties, Etc.  Assume, guarantee, endorse or otherwise become liable upon the obligation of any Person except by endorsement of negotiable instruments for collection in the ordinary course of business.

(d)                                 Merger, Etc.  Merge or consolidate with any other Person; sell, transfer, convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any other Person, except for the completion of the BIOMEC Purchase and a merger of Medacquisition into the Borrower.

(e)                                  Transactions with Affiliates.  Engage in any transaction (including, without limitation, loans or financial accommodations of any kind) with any Affiliate, other than the completion of the BIOMEC Purchase, provided that such transactions are permitted if they are on terms no less favorable to the Borrower or Medacquisition, as applicable, than would be obtainable if no such relationship existed.

(f)                                    Investments in Other Persons.  Make any loan or advance to any Person; or purchase or otherwise acquire the capital stock, assets, or obligations of, or any interest in, any other Person other than readily marketable direct obligations of the United States of America, deposits in commercial banks of recognized standing operating in the United States of America and other investments not in excess of $250,000.00 in the aggregate outstanding at any time.

(g)                                 Change in Nature of Business.  Make any material change in the line of business of the Borrower or Medacquisition, taken as a whole, as carried on at the date hereof.

(h)                                 Fixed Assets.  Expend for fixed assets an amount aggregating more than $2,000,000.00 in any fiscal year for the Borrower and Medacquisition combined.

ARTICLE VI.

DEFAULT

Section 6.1.                Events of Default.  “Events of Default” in this Agreement means any of the following events:

(a)                                  Failure of the Borrower to pay the principal of any Note when due or, if payable on demand, upon demand;

(b)                                 Failure of the Borrower to pay any interest or fees required to be paid hereunder or under any Note when due;

(c)                                  Any representation or warranty made by, or on behalf of, any Loan Party in, or pursuant to, any Loan Document shall prove to have been incorrect in any material respect when made or the Borrower or Medacquisition shall dispose of any collateral described in the Security Agreement in violation of the Security Agreements;

(d)                                 Default in performance of any other covenant or agreement of any Loan Party in, or pursuant to, any Loan Document and continuance of such default or breach for a period of 30 days after written notice thereof to such Person by the Bank;

(e)                                  Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, custodianship, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, custodian, trustee, or other similar official for it or for any substantial part of its property; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection; and in the case of a proceeding of the type described in this paragraph commenced against any Loan Party, that proceeding shall not be dismissed within 60 days or that Loan Party shall consent to that proceeding;

(f)                                    The Borrower or Medacquisition shall fail to pay any of its Debts that individually or in the aggregate total more than $100,000.00 (but excluding Debt evidenced by any Note) any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(g)                                 The entry against any Loan Party of a final judgment, decree or order for the payment of money in excess of $150,000.00 and the continuance of such judgment, decree or order unsatisfied for a period of 30 days without a stay of execution;

(h)                                 Any Reportable Event (as defined in ERISA) shall have occurred and continue for 30 days; or any Plan shall have been terminated by the Borrower or Medacquisition not in compliance with ERISA, or a trustee shall have been appointed by a court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

Section 6.2.                Rights and Remedies.  If any Event of Default shall occur and be continuing, the Bank may exercise any or all of the following rights and remedies:

(a)                                  By written notice to the Borrower, suspend or terminate the Commitment, whereupon the same shall forthwith be suspended or terminated;

(b)                                 Declare the Notes, all interest thereon, and all other obligations under, or pursuant to, any Loan Document to be immediately due and payable, and upon such declaration such Notes, interest and other obligations shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived;

(c)                                  Exercise any right or remedy under the Security Agreements, or any other right or remedy of a secured party under the Uniform Commercial Code as in effect in Minnesota;

(d)                                 Exercise any other right or remedy available to the Bank at law or in equity.

ARTICLE VII.

MISCELLANEOUS

Section 7.1.                No Waiver; Cumulative Remedies.  No failure or delay on the part of the Bank in exercising any right or remedy under, or pursuant to, any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power.  The remedies in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

Section 7.2.                Amendments and Waivers.  No amendment or waiver of any provision of any Loan Document shall be effective unless such amendment or waiver is in writing and is signed by the Bank, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 7.3.                Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed or telecopied or delivered, if to the Borrower, at its address stated in the preamble hereof, Attention:  Michael Erdmann; and if to the Bank, at its address stated in the preamble hereof, Attention:  John R. Dan; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party.  All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively, addressed as provided above, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank.

Section 7.4.                Costs and Expenses.  The Borrower agrees to pay all costs and expenses of the Bank, including reasonable attorneys fees and expenses, in connection with the administration and enforcement of the Loan Documents (whether suit is commenced or not).

Section 7.5.                Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower or Medacquisition against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Bank shall have made any demand under any Loan Document and although such obligations may be unmatured.  The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.

Section 7.6.                Governing Law.  All Loan Documents shall be governed by the laws of the State of Minnesota.  Any term used in this Agreement and not otherwise defined shall have the definition given that term in the Uniform Commercial Code as in effect in the State of Minnesota from time to time, and such definition automatically shall change on the effective date of any amendment to the Uniform Commercial Code that changes such definition.  If any term in this

Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable.  The Borrower hereby irrevocably submits to the jurisdiction of the Minnesota District Court, Fourth District, and the Federal District Court, District of Minnesota, Fourth Division, over any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

Section 7.7.                Binding Effect; Assignment.  All Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Bank and their respective successors and assigns.  No Loan Party shall have the right to assign its rights or interest under any such agreement without the prior written consent of the Bank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

MedAmicus, Inc.

By
James D. Hartman
Its President & CEO

M&I Marshall & Ilsley Bank

By
Its

By
Its

EXHIBIT A

REVOLVING PROMISSORY NOTE

$3,000,000.00	Dated: October 17, 2003

For value received, on April 30, 2004, MedAmicus, Inc., a Minnesota corporation (the “Borrower”) promises to pay to the order of M&I Marshall & Ilsley Bank (the “Bank”), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of Three Million and no/100 Dollars ($3,000,000.00) or, if less, the aggregate unpaid principal amount of Advances made by the Bank to the Borrower pursuant to the Loan Agreement (as defined below); together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until such principal amounts are fully paid at a fluctuating annual rate equal to 2.25% above LIBOR (as defined in the Loan Agreement).  Interest shall be due and payable on the last day of each calendar month starting on November 30, 2003.  Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in LIBOR.

All Advances made by the Bank to the Borrower pursuant to the Loan Agreement and all principal payments made by the Borrower on this Note shall be recorded by the Bank.

This Note is the Revolving Note referred to in, and is entitled to the benefits of, the Revolving Credit and Term Loan Agreement dated as of the date hereof (the “Loan Agreement”) between the Borrower and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated

A-1

events, for an increase to the interest rate upon the happening of certain stated events, and for prepayments of the principal amount due under this Note upon stated terms and conditions.

MedAmicus, Inc.

By	[DRAFT ONLY. DO NOT SIGN.]
James D. Hartman
Its President & CEO

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EXHIBIT B

TERM PROMISSORY NOTE

$5,000,000.00	Dated: October 17, 2003

For value received, MedAmicus, Inc., a Minnesota corporation (the “Borrower”) promises to pay to the order of M&I Marshall & Ilsley Bank (the “Bank”), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of Five Million and no/100 Dollars ($5,000,000.00); together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until such principal amounts are fully paid at a fluctuating annual rate equal to 2.50% above LIBOR (as defined in the Loan Agreement).  Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in LIBOR.

The Borrower shall pay principal in 60 monthly installments of $83,334.00 each payable on the last day of each month starting on November 30, 2003 and continuing on the last day of each month thereafter until October 31, 2008 when all remaining principal and accrued interest shall be due and payable in full.  The Borrower shall pay accrued interest on this Note on the last day of each month starting on November 30, 2003 and at maturity.

This Note is the Term Note referred to in, and is entitled to the benefits of, the Revolving Credit and Term Loan Agreement dated as of the date hereof (the “Loan Agreement”) between the Borrower and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events, for an

B-1

increase to the interest rate upon the happening of certain stated events, and for prepayments of the principal amount due under this Note upon stated terms and conditions.

MedAmicus, Inc.

By	[DRAFT ONLY. DO NOT SIGN.]
James D. Hartman
Its President & CEO

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EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

I, the                                              of MedAmicus, Inc. (the “Borrower”), hereby provide this Compliance Certificate in accordance with Section 5.1(d) of the Revolving Credit and Term Loan Agreement (the “Agreement”) dated as of October 17, 2003 between the Borrower and M&I Marshall & Ilsley Bank.

I certify that as of the date hereof:

(1)                                  The representations and warranties of the Borrower contained in Article IV of the Agreement are correct as though made on the date hereof.

(2)                                  No event has occurred and is continuing that constitutes an Event of Default under the Agreement or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(3)                                  The Borrower’s and Medacquisition, Inc.’s State of formation is Minnesota.

I further certify that as of                                    , 20    :

(1)                                  Tangible Net Worth as defined in the Agreement was $                       compared to a minimum in the Agreement of $                              .  [Year end report only]

(2)                                  Fixed asset expenditures were                          compared to a maximum in the Agreement of $2,000,000.  [Year end report only]

(3)                                  The Senior Funded Debt Ratio as defined in the Agreement was             to 1 compared to a minimum in the Agreement of             to 1.  [Quarter end report only]

(4)                                  The Fixed Charge Coverage Ratio as defined in the Agreement was           to 1 compared to a minimum in the Agreement of 1.20 to 1.  [Quarter end report only]

Dated:
Title:

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EXHIBIT D

BORROWING BASE CERTIFICATE

A.	Gross Accounts Receivable

B.	Less Ineligibles:
Over 90 days from invoice date
10% rule (subject to special $500,000 Medtronic threshold)
Receivables from Affiliates

C.	Total Eligible Receivables (A-B)

D.	Advance Rate – % (Cx %)

E.	Net Book Value Inventory (Excluding Medacquisition’s raw materials and work in process)

F.	Advance Rate – % (Ex %)

G.	Total Borrowing Base (D+F)

H.	Less Line of Credit Outstanding

I.	Availability (the lesser of Amount of Commitment minus H or G minus H must be equal to or greater than $0 at all times)

Dated:
Title:

The collateral eligibility and advance rates shall be reviewed by the Bank annually.

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